        For Immediate Release

        Media Contact:       Investor Contact:
        Eric Boomhower       John Winn
        (803) 217-7701       (803) 217-9240
        eboomhower@scana.com   jwinn@scana.com

SCANA Reports Financial Results for Third Quarter,
Reaffirms 2005 Earnings Guidance

Columbia, SC, October 28, 2005...SCANA Corporation (NYSE: SCG) today announced financial results for the three and nine months ended September 30, 2005 and reaffirmed its previous guidance for 2005 full-year earnings.

Reported (GAAP) earnings for the third quarter of 2005 were $100 million, or 88 cents per share. For the same quarter in 2004, GAAP-adjusted net earnings from operations were $80 million, or 71 cents per share. The prior period GAAP- adjusted results exclude an after-tax impairment charge of approximately $15 million, or 13 cents per share, related to the Company’s telecommunications investments and an after-tax charge of $11 million, or 10 cents per share, related to litigation associated with the sale of the Company’s propane assets in 1999. Including those prior period items, reported (GAAP) earnings in the third quarter of 2004 were $54 million, or 48 cents per share.

“The 17 cents per share improvement in third quarter results was due primarily to an improved electric margin driven by warmer weather,” said Kevin Marsh, senior vice president and chief financial officer. “The electric margin was up 25 cents per share for the quarter, with more favorable weather accounting for 10 cents of that increase. The balance of that electric margin increase was attributable to continued customer growth, higher off-system sales and the 2.89 percent retail electric rate increase that went into effect in January of this year. These positive factors were partially offset by increases in operation and maintenance expenses, depreciation expense and interest expense. Quarterly per share earnings were also reduced slightly by dilution reflecting the issuance of new shares of common stock through the Company’s stock plans. Proceeds of those sales are being applied to debt reduction.“

SCANA’s GAAP-adjusted net earnings from operations for the first nine months of 2005 were $242 million, or $2.13 per share, compared to $241 million, or $2.16 per share, for the same period in 2004. The 3 cents per share decline in comparative year-to-date GAAP-adjusted net earnings from operations was due in part to the impact of milder weather on electric margins during the first half of 2005. Other factors which had a negative impact on GAAP-adjusted net earnings per share from operations were increases in operating and maintenance expenses, higher depreciation and interest expense, and dilution. The current period results exclude an after-tax gain of $4 million, or 3 cents per share, in the second quarter of 2005 related to the sale of telecommunications assets. The prior period results exclude the previously mentioned after-tax charges totaling $26 million, or 23 cents per share. Including these items in both periods, reported (GAAP) earnings for the first nine months of 2005 were $246 million, or $2.16 per share, compared to $215 million, or $1.93 per share, for the same period in 2004.

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings from operations provides a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, the GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings per share from operations for the three months and nine months ended September 30, 2005 and 2004 is provided in the following table:

	3 Months Ended September 30,		9 Months Ended September 30,

	2005	2004	2005	2004

GAAP-Adjusted Net Earnings per Share From Operations	$.88	$.71	$2.13	$2.16

Deduct:
Impairment Charge on Knology Investment	--	(.13)	--	(.13)
Charge Related to Pending Litigation		(.10)	--	(.10)

Add:
Gain on Sale of Telecommunications Investment	--		.03	--

Reported (GAAP) Earnings per Share	$.88	$.48	$2.16	$1.93

Temperatures across the Company’s electric service area during the third quarter, as measured by cooling degree days, were 16 percent warmer than during the same quarter last year and 10 percent warmer than normal. As a result, retail kilowatt-hour sales of electricity in the second quarter were up 6.2 percent compared to the same quarter in 2004. Weather-sensitive residential sales increased 11.1 percent and commercial sales were up 7.5 percent. Sales to industrial customers declined about 1 percent for the quarter while wholesale, or off-system, sales were up 4.8 percent. Total kilowatt-hour sales of electricity in the third quarter were up 6.1 percent compared to the same quarter last year.

SCANA’s consolidated natural gas sales margin in the third quarter of 2005 was unchanged compared to the third quarter of 2004. Consolidated dekatherm sales of natural gas to retail customers in the third quarter of 2005 were up 6.6 percent compared to the third quarter of 2004. Although residential sales were down 1.4 percent and commercial sales declined 11.7 percent, in part reflecting the warmer weather, sales to industrial customers rose 11.0 percent. Total consolidated dekatherm sales of natural gas, which include sales for resale and transportation volumes, were up 8.0 percent compared to the third quarter of 2004. At September 30, 2005, the Company was serving approximately 1.2 million natural gas customers in South Carolina, North Carolina and Georgia, a 2.4 percent increase compared to the same time last year.

“As we look ahead to the remainder of this year and to 2006, we will continue to execute our strategic plan, which is focused on providing high quality services to our customers and increasing value for our shareholders over the long term,” said Marsh.

RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings in the third quarter of 2005 at South Carolina Electric & Gas Company (SCE&G) were $106 million, or 93 cents per share, compared to $85 million, or 76 cents per share, in the third quarter of 2004. The improvement was due primarily to a higher margin on sales of electricity resulting from warmer weather, higher rates and customer growth. At September 30, 2005, SCE&G was serving approximately 597,000 electric customers and 283,000 natural gas customers, up 2.8 percent and 2.5 percent, respectively, from the same time last year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $6 million, or 6 cents per share, for the third quarter of 2005, unchanged compared to the third quarter of 2004. At September 30, 2005, PSNC Energy was serving approximately 407,000 customers, an increase of 4.1 percent over the last twelve months.

South Carolina Pipeline Corporation

Reported earnings for the third quarter of 2005 at South Carolina Pipeline, SCANA’s intrastate natural gas transmission subsidiary, were $2 million, or 2 cents per share, compared to $1 million, or 1 cent per share, in the same quarter last year. Increased margins on sales of natural gas to industrial interruptible customers accounted for that improvement.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a seasonal loss of $3 million, or 3 cents per share, in the third quarter of 2005, compared to a loss of $1 million, or 1 cent per share, in the same quarter in 2004. The earnings decline was attributable to lower margins reflecting a significantly higher wholesale cost of gas compared to the same quarter last year. At September 30, 2005, SCANA Energy was serving nearly 460,000 customers, maintaining its position as the second largest natural gas marketer in Georgia with about a 30 percent market share.

Corporate and Other

SCANA’s corporate and other businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing, SCG Pipeline, SCANA Services and the holding company, had combined reported earnings of $2 million, or 2 cents per share, in the third quarter of 2005. For the same period in 2004, these companies had GAAP-adjusted net earnings from operations of $1 million, or 1 cent per share. The prior-period results exclude the aforementioned impact of the after-tax charges totaling $26 million, or 23 cents per share. Including those prior period items, these companies had a combined reported (GAAP) loss of $25 million, or 22 cents per share, in the third quarter of 2004.

RETAIL NATURAL GAS RATE ORDER

On October 12, 2005, the Public Service Commission of South Carolina (SCPSC) approved a $22.9 million, or 5.69 percent, increase in SCE&G’s retail natural gas base rates. The Commission’s order was consistent with a settlement agreement reached in August among the company, the Office of Regulatory Staff and the other interveners in the case. This represents the first increase in SCE&G’s natural gas base rates since 1989.

This rate increase was largely associated with recovering costs related to expanding and operating SCE&G’s natural gas distribution system, expenditures that are necessary to ensure safe, reliable and efficient service. The rate increase, which is based on a 10.25 percent allowed return on common equity, will also allow the company to make additional capital expenditures that will be necessary to support future growth and economic development in its natural gas service area. The new rates will be effective with the first billing cycle in November 2005.

2005 EARNINGS OUTLOOK

The Company reaffirms that GAAP-adjusted net earnings from operations in 2005 are expected to be within the previously announced range of $2.65 - $2.85 per share. Taking into consideration the 3 cents per share gain on the monetization of a telecommunications investment in the second quarter, the Company anticipates that reported (GAAP) earnings in 2005 will be 3 cents per share higher than the GAAP-adjusted net earnings per share from operations. The 2005 guidance assumes normal weather in the Company’s electric and natural gas service areas during the fourth quarter of the year. Other factors that may impact future earnings are discussed in the Company’s Securities and Exchange Commission filings and below under the Safe Harbor Statement. The Company’s goal is to achieve average annual earnings growth of 4-6 percent over the next 3-5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time  today. The call-in numbers for the conference call are 1-800-573-4842 (US/Canada) and 1-617-224-4327 (International). The event code is 82085397. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through November 11, 2005. To access the telephone replay, call 1-888-286-8010 (US/Canada) or 1-617-801-6888 (International) and enter the event code 47770879.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com. Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast will also be available on the Company’s web site approximately 2 hours after conclusion of the call through November 11, 2005.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and nonutility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

# # #

FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Revenues:
Electric	$615	$492	$1,468	$1,306
Gas-Regulated	194	162	874	776
Gas-Non-regulated	318	203	942	750
Total Operating Revenues	1,127	857	3,284	2,832

Operating Expenses:
Fuel and purchased power	228	150	511	398
Gas purchased for resale	447	300	1,484	1,206
Other operation and maintenance	149	142	460	440
Depreciation and amortization (1)	89	68	423	198
Other taxes	35	36	114	112
Total Operating Expenses (1)	948	696	2,992	2,354

Operating Income (1)	179	161	292	478

Other Income (Expense), Net (1)	13	(30)	47	1
Interest Charges, Net	(52)	(50)	(160)	(151)
Income Tax (Expense) Benefit (1)	(36)	(24)	141	(108)
Earnings (Losses) from Equity Method Investments (1)	(2)	(1)	(68)	1
Preferred Stock Cash Dividends of SCE&G	(2)	(2)	(6)	(6)

Net Income	$100	$54	$246	$215

Common Stock Data:
Wtg. Avg. Common Shares Outstanding	114.1	111.8	113.6	111.3
Basic and Diluted Reported Earnings Per Share	$.88	$.48	$2.16	$1.93

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are earned. While these entries resulted in a reduction in operating income for the three and nine months ended September 30, 2005, there was no impact on net income. However, the Company is allowed to record non-cash carrying costs on the unrecovered investment. The impact of these entries in the Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact:			Balance Sheet Impact:
	Q3 2005	YTD 2005		September 30, 2005
Synthetic fuel tax credits recognized	$13	$168	Dam costs incurred through 9/30/05, incl. Allowance for Funds Used During Construction (AFC)	$291
Partnership losses recognized	(4)	(71)	Carrying costs capitalized in 2005	8
Tax benefit of depreciation and partnership losses	8	104	Accelerated depreciation recognized in 2005 Unrecovered Dam Costs at 9/30/05	(201) $ 98
Accelerated depreciation recognized	(17)	(201)
Impact to Net Income	$ 0_	$ 0_

Carrying costs recognized	$ 3	$ 8

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	September 30, 2005	December 31, 2004
ASSETS
Utility Plant, Net	$6,665	$6,762
Other Property and Investments	216	216
Current Assets	1,231	1,149
Deferred Debits	902	869
Total Assets	$9,014	$8,996

CAPITALIZATION AND LIABILITIES
Capitalization:
Common Equity	$2,642	$2,451
Preferred Stock	114	115
Long-term Debt, Net	2,937	3,186
Total Capitalization	5,693	5,752
Current Liabilities:
Short-Term Borrowings	367	211
Current Portion of Long-Term Debt	184	204
Other Current Liabilities	774	775
Total Current Liabilities	1,325	1,190
Deferred Credits	1,996	2,054
Total Capitalization and Liabilities	$9,014	$8,996

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company: (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
SC Electric & Gas	$.93	$.76	$1.73	$1.75
PSNC Energy	(.06)	(.06)	.14	.11
SC Pipeline	.02	.01	.07	.07
SCANA Energy-Georgia	(.03)	(.01)	.18	.21
Corporate and Other	.02	.01	.01	.02
Basic and Diluted GAAP-Adjusted Net Earnings from Operations per Share	$.88	$.71	$2.13	$2.16

Reported Earnings (Loss) per Share by Company (GAAP Basis): (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
SC Electric & Gas	$.93	$.76	$1.73	$1.75
PSNC Energy	(.06)	(.06)	.14	.11
SC Pipeline	.02	.01	.07	.07
SCANA Energy-Georgia	(.03)	(.01)	.18	.21
Corporate and Other	.02	(.22)	.04	(.21)
Basic and Diluted Reported (GAAP) Earnings per Share	$.88	$.48	$2.16	$1.93

Variances in Reported (GAAP) Earnings (Loss) per Share (2): (unaudited)
Three Months Ended September 30		Nine Months Ended September 30
2004 Basic and Diluted Reported (GAAP) Earnings Per Share	$.48	$1.93

Variances:
Electric Margin	.25	.27
Natural Gas Margin	.00	.06
O&M Expense	(.03)	(.11)
Depreciation Expense (2)	(.02)	(.14)
Interest Expense (net of AFC)	(.01)	(.05)
Additional Shares Outstanding (Dilution)	(.02)	(.04)
Other	.00	(.02)
Variance in GAAP-Adjusted Net Earnings per Share From Operations	.17	(.03)
Gain on Sale of Telecommunications Investment	--	.03
Impairment Charge on Knology Investment	.13	.13
Charge Related to Pending Litigation	.10	.10
Variance in Reported (GAAP) Earnings per Share	.40	.23

2005 Basic and Diluted Reported (GAAP) Earnings Per Share	$.88	$2.16

Note (2): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the
Condensed Consolidated Statements of Income.

Consolidated Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change

Electric Operations:

Sales (Million KWH):
Residential	2,389	2,150	11.1	5,821	5,815	0.1
Commercial	2,116	1,968	7.5	5,354	5,285	1.3
Industrial	1,755	1,772	(1.0)	5,060	5,122	(1.2)
Other	152	145	4.8	400	403	(0.7)
Total Retail Sales	6,412	6,035	6.2	16,635	16,625	0.1
Wholesale	998	952	4.8	2,491	2,569	(3.0)
Total Sales	7,410	6,987	6.1	19,126	19,194	(0.4)

Customers				597	581	2.8
(Period-End, Thousands)

Natural Gas Operations:
Sales (Thousand Dekatherms):
Residential	4,421	4,483	(1.4)	44,707	45,408	(1.5)
Commercial	5,282	5,982	(11.7)	26,709	28,739	(7.1)
Industrial	36,711	33,066	11.0	98,136	95,035	3.3
Total Retail Sales	46,414	43,531	6.6	169,552	169,182	0.2
Sales for Resale	3,944	2,968	32.9	12,506	7,378	69.5
Transportation Volumes	19,002	17,720	7.2	54,621	47,689	14.5
Total Sales	69,360	64,219	8.0	236,679	224,249	5.5

Customers
(Period-End, Thousands)				1,148	1,121	2.4

Weather Data - Electric Service Territory:
Three Months Ended September 30,				Nine Months Ended September 30,
	Actual	Percent Change		Actual	Percent Change
	2005	vs 2004	vs Normal	2005	vs 2004	vs Normal
Heating Degree Days	-	-	-	1,338	(8.9)	6.3
Cooling Degree Days	1,517	16.2	10.4	2,139	(4.2)	(1.6)

Security Credit Ratings (as of 10/28/05):
	Standard & Poor’s	Moody’s	Fitch
SCANA Corporation:
Corporate / Issuer Rating	A-	A3	-
Senior Unsecured	BBB+	A3	A-
Outlook	Stable	Negative	Stable

South Carolina Electric & Gas Company:
Corporate / Issuer Rating	A-	A2	-
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Negative	Stable

PSNC Energy:
Senior Unsecured	A-	A2	NR
Commercial Paper	A-2	P-1	NR
Outlook	Stable	Stable	NR

NR = Not Rated